Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3D (File Nos. 333-182768, 333-219243, and 333-249812) of Sterling Real Estate Trust of our report dated March 31, 2021, with respect to the financial statements and schedule of Sterling Real Estate Trust, included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP

Chicago, Illinois

March 15, 2023